Exhibit 21.1

Subsidiaries and Affiliates of the Registrant

NETGEAR, Inc.

Netgear International, Inc.

SkipJam Corp. (Delaware)

Infrant Technologies, LLC (California)

Netgear Holdings, Ltd. (Ireland)

Netgear International, Ltd. (Ireland)

NTGR Cyprus Ltd. (Cyprus)

Netgear Czech Republic s.r.o. (Czech Republic)

Netgear Poland sp. Z.o.o. (Poland)

Netgear Norway AS (Norway)

Netgear Switzerland GmbH (Switzerland)

Netgear U.K. Limited (United Kingdom)

Netgear New Zealand (New Zealand)

Netgear Australia Pty Ltd. (Australia)

Netgear Hong Kong Limited (Hong Kong)

Netgear (Beijing) Network Technology Co., Ltd.

Netgear Austria GmbH (Austria)

Netgear Deutschland GmbH (Germany)

Netgear Do Brasil Produtos Eletronicos Ltda (Brazil)

Netgear Mexico S. de R.L. (Mexico)

Netgear Japan K.K. (Japan)

Netgear Netherlands B.V. (Netherlands)

Netgear Technologies India Private Limited (India)

Netgear Taiwan Co., Ltd. (Taiwan)

Netgear Asia Pte. Limited (Singapore)

Netgear Asia Holdings Limited (Hong Kong)